ADMINISTRATION AGREEMENT

         American Skandia Advisor Funds, Inc. ("ASAF"), a Maryland Corporation having its principal business office at One Corporate Drive, Shelton, Connecticut 06484, and American Skandia Investment Services, Inc. ("ASISI"), a Connecticut Corporation having its principal office and place of business at One Corporate Drive, Shelton, Connecticut 06484, have agreed to enter into this Administration agreement ("Agreement") as of the 3rd day of June, 1998.

         Pursuant to separate management agreements ASISI serves as investment manager to each series of ASAF, an investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act") that is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each, a "Fund"). Employers sponsoring 401(k) qualified plans and certain other qualified plans ("Plans") may establish one or more Fund accounts on behalf of such plans to purchase Class A shares of a Fund (collectively, the "Accounts," and individually, each an "Account"). Certain parties ("Recordkeepers") serve as recordkeepers of qualified plan trusts under agreements with plan sponsors and provide administrative services to the qualified plans and their participants ("Participants"). ASAF has appointed State Street Bank and Trust ("State Street"), and State Street currently serves, as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities pursuant to a Transfer Agency and Service Agreement (the "Transfer Agency Agreement"), dated July 21, 1997 (in such capacity, State Street or any successor to State Street is hereinafter referred to as the "Transfer Agent"). ASAF has appointed PFPC, Inc. to provide, and PFPC, Inc. currently provides, certain administrative and accounting services, including computing the net asset value of each class of shares of each series of ASAF, pursuant to an Administration and Accounting Services Agreement (the "Administration Agreement"), dated June 1, 1997 (in such capacity, PFPC or any successor to PFPC is hereinafter referred to as the "Administrative Agent"). ASAF, on behalf of each Fund, and ASISI desire to enter into this Agreement whereby ASISI, directly or through one or more Recordkeepers, will provide for the submission of purchase, withdrawal and transfer requests via electronic data link to the Transfer Agent, generation and delivery of confirmation statements and periodic reports to Participants and plan sponsors and the performance of all tax reporting functions associated with each qualified plan and its Participants for which a Recordkeeper serves as both recordkeeper and trustee of such qualified plan or otherwise agrees to perform tax reporting functions for qualified plans for which the Recordkeeper is recordkeeper only.

         The terms and conditions set forth in this Agreement are as follows:

Article 1 - Services

1.0 Subject to the terms and conditions set forth in this Agreement, ASISI is authorized to enter into one or more agreements with Recordkeepers providing for the performance of administrative services ("Services") on behalf of Participants' accounts, which Services shall be substantially the same in nature and scope as those contemplated by the form of the Sub-administration Agreement attached as Schedule A.

1.1 ASAF agrees that each Recordkeeper will be recognized as record owner of its Account on the books and records of the Funds in such manner as shall be specified by the Recordkeeper and that separate or allocated accounts for Participants will not be maintained by ASAF. ASAF and its agents (including the Transfer Agent and the Administrative Agent) will be entitled to rely conclusively upon any written information, data or instructions received from Recordkeepers.

1.2 ASAF shall direct the Transfer Agent and Administrative Agent in writing to establish and perform the operational procedures as may be agreed upon between ASISI and each Recordkeeper provided that such procedures are satisfactory in all respects to the Transfer Agent and the Administrative Agent.

1.3  ASISI   undertakes  to  comply  and  to  use  its  best  efforts  to  cause
     Recordkeepers to comply with all applicable requirements of law, rules and regulations with respect to the performance of Services.

1.4 ASISI shall use its best efforts to prevent the use of any material using ASAF's name by any Recordkeeper without the prior approval of ASAF.

1.5 In order to benefit from certain cost efficiencies, ASISI may require Recordkeepers to establish and maintain an electronic data link for the transmission of qualified plan information to and from the Transfer Agent. ASAF may agree to pay, but shall not be obligated to pay, Recordkeepers' costs and expenses associated with electronic data links in such amounts as may be specified from time to time by ASISI in writing.

1.6 In selecting Recordkeepers, ASISI shall use reasonable care. ASISI shall evaluate and consider the reputation and standing of proposed Recordkeepers among providers of Services, the financial responsibility of proposed Recordkeepers, the operational capabilities of proposed Recordkeepers and such other factors as may, in its judgment, be appropriate. ASISI shall make due inquiry as to whether Recordkeepers will be year 2000 compliant before November 1, 1999 and will be able to perform all services and/or obligations contemplated by this Agreement without interruption, shall monitor the year 2000 compliance efforts of Recordkeepers and shall notify ASAF immediately upon being aware of any facts or circumstances that would reasonably indicate that any Recordkeeper will not be year 2000 compliant by November 1, 1999. 1.7 ASAF agrees to provide access to its records, files and other information related to an Account or any records, files or information related to this Agreement to Recordkeepers, or to their external auditors. The requesting Recordkeeper will bear the expense of producing any records, files or information in excess of the expense of normal business activities. ASISI will require Recordkeepers to allow it access on the same terms and conditions to records, files and other information relating to Accounts, this Agreement or Sub-Administration Agreements, and will provide ASAF with any information contained in or derived from such records, files or information necessary for ASAF to perform its obligations under this Agreement and applicable laws, rules and regulations or to evaluate the services of Recordkeepers. 1.8 ASISI will require each Recordkeeper to implement and to maintain internal controls reasonably designed to prevent orders received from Participants or Plans after 4:00 P.M. on any given business day on which orders are processed by ASAF from being aggregated with orders properly received before that time.

Article 2

2.0 Exchange of Information and Confidentiality. ASAF acknowledges that ASISI from time to time may disclose to Recordkeepers information concerning ASAF including but not limited to (i) books, records, or data for the purpose of performing ASISI's obligations under this Agreement and under Sub-Administration Agreements and (ii) documents or information of a confidential nature. ASISI shall cause each Recordkeeper to use
     confidential   information   solely  for  the  purpose  of  performing  its
     obligations in respect of Accounts and not for any other purpose. ASISI shall cause each Recordkeeper to maintain the confidentiality of all confidential information using the same degree of care it uses in connection with the treatment of its own confidential information, but in no event may such Recordkeeper use less than reasonable care. Confidential information shall not be made available by any Recordkeeper to other persons or companies, even in the fulfillment of its responsibilities under a Sub-Administration Agreement, without the express written permission of ASAF, provided that such consent shall not be unreasonably withheld. ASISI acknowledges that any violation of its duties or the duties of a Recordkeeper in respect of confidential information may cause irreparable injury and incalculable harm to ASAF as to which there is no adequate remedy at law and may entitle ASAF to injunctive relief, specific performance and other equitable relief for such breach or threatened breach in addition to all other rights or remedies available to ASAF in any court having jurisdiction thereof. ASISI agrees to seek immediately injunctive relief, specific performance or other equitable relief for any breach or threatened breach of any Recordkeeper's obligations in respect of ASAF's confidential information.

Article 3 - Compensation

3.0 Compensation. ASAF shall pay compensation to ASISI for services rendered in accordance with the terms of this Agreement at the rate and in the manner set forth in Schedule B to this Agreement as the same may be amended from time to time by mutual written agreement of the parties. It is understood and agreed that ASISI shall be responsible for payment of compensation to Recordkeepers.

3.1 Out of Pocket Expenses. ASAF will reimburse ASISI for other reasonable out-of-pocket expenses incurred by ASISI in the performance of services in accordance with this Agreement.

Article 4 - Indemnification

4.0 Indemnification. ASISI shall indemnify and hold harmless ASAF against all liability, loss, damage and expense (including but not limited to, investment "breakage costs," reasonable attorneys' fees and costs), to the extent that such liability, loss, damage or expense was proximately caused by ASISI's negligent act or omission, or willful act or omission, or those of its employees or subcontractors (including Recordkeepers), in connection with the provision or use of the service described under this Agreement (including the selection of Recordkeepers). ASISI shall be notified as soon as practicable of any such claim and shall have the right to participate in the defense of such claims, lawsuits or proceedings with its own counsel at its own expense. In no event shall ASAF settle any such claim, lawsuit or proceeding without ASISI's prior written approval.

4.1 Intellectual Property Indemnity. ASISI shall indemnify and hold harmless ASAF from any and all claims, actions, liabilities, damages, costs and expenses, including reasonable attorneys' fees and expenses, arising in connection with this Agreement out of any third-party claims of infringements of any patents, copyrights, licenses, trademarks, service marks or any other property right, to the extent such claim, action, liability, damage, cost or expense was proximately caused by the negligent or willful act or omission of ASISI or any Recordkeeper, or those of their employees, agents or subcontractors, and provided that ASISI is notified in writing as soon as practicable of such claims. ASISI shall have the right to participate in the defense of all such claims, lawsuits or other proceedings with its own counsel at its own expense. In no event shall ASAF settle any claim, lawsuit or proceedings subject to this provision without ASISI's prior written approval.

Article 5 - Termination

5.0 Termination Upon Notice. This Agreement may be terminated at any time by either ASAF or ASISI by providing sixty (60) days prior written notice of such termination to the other party.

5.1 Expenses. Unless this Agreement is terminated as the result of a material breach of this Agreement by another party, the terminating party will reimburse the non-terminating parties for all reasonable out-of-pocket expenses incurred in connection with such termination, as described in
     Section 5.0 above, including the retrieval and movement of documents, records and data.

5.2 Rights and Obligations. Termination of this Agreement will not terminate the rights and obligations of any party arising out of the period during which this Agreement was in force, including the payment of any outstanding fees due to a party who performed services prior to the termination of this Agreement.

Article 6- Miscellaneous

6.0 Assignment. Neither this agreement nor any rights or obligation under the Agreement may be assigned by a party without the written consent of the other parties.

6.1 Entire Agreement. This Agreement, including Schedule B attached hereto, constitutes the entire agreement between ASAF and ASISI and, except as set forth in Section 6.2 below, supersedes all prior negotiations and representations whether written or oral regarding the subject matter of this Agreement. The parties may, upon mutual consent, engage with one another in other business not subject to this Agreement.

6.2 Conflicts with Investment Management Agreements. In the event of any conflict between a provision of this Agreement and a provision of any investment management agreement between ASISI and a Fund, the investment management agreement will control.

6.3 Obligations of Relevant Funds. Any amounts payable by ASAF hereunder shall be the responsibility of the relevant Funds, and shall be satisfied only against the relevant Fund's assets and not against the assets of any other Fund.

6.4 Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Connecticut.

6.5 Invalid Part. If any provision of this Agreement is held invalid and not enforceable in accordance with its terms in a particular jurisdiction, this determination will not affect the validity or enforceability of the remaining provisions of this Agreement.

6.6 Amendment. This Agreement may not be amended except by written agreement signed by duly authorized officers of ASAF and ASISI.

6.7 Non-Waiver. The failure of any party to require strict compliance with any provision of this Agreement will be without prejudice and will not constitute and not be deemed a waiver of that party's right thereafter to require strict compliance from the noncomplying party or parties.

6.8 Section Headings. The headings in this Agreement are for reference and convenience only and will not be construed so as to limit or otherwise affect the meaning of this Agreement.

6.9  Multiple  Copies.   This  Agreement  may  be  executed  in  any  number  of
     counterparts, each of which will be deemed to be an original.

In witness whereof, ASAF and ASISI have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

AMERICAN SKANDIA ADVISOR FUNDS, INC.

By:  _____________________________________________

Name:  __________________________________________

Title:  ___________________________________________

Date:  ___________________________________________

AMERICAN SKANDIA INVESTMENT SERVICES, INCORPORATED

By:  _____________________________________________

Name:  __________________________________________

Title:  ___________________________________________

Date:  ___________________________________________

                                   SCHEDULE B

ASAF shall pay to ASISI under Section 3.0 of this Agreement a fee on a quarterly basis, with respect to each Plan the Recordkeeper for which has entered into a sub-administration agreement with ASISI providing for the maintenance of omnibus accounts for such Plan in an amount equal to, depending on the particular sub-administration agreement, either (a) 0.05% of the assets of such Plan invested in the Company as of the last day of the preceding calendar quarter and for which the Recordkeeper provides Services, or (b) a fixed dollar amount up to $3.75 ($15 annually) per each Participant account maintained by Recordkeeper reflecting the holdings of a Participant in a Fund. In no event shall ASISI receive any compensation under this Agreement in excess of the amounts paid to Recordkeepers plus amounts retained by ASISI as reimbursement for other out-of-pocket expenses under Section 3.1.